UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 24, 2012

Chesapeake Utilities Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-11590	51-0064146
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

909 Silver Lake Boulevard, Dover, Delaware		19904
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	302.734.6799

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

By Order No. PSC-12-0010-PAA-GU ("Order"), issued January 3, 2012, the Florida Public Service Commission ("FPSC") approved the petition of Chesapeake Utilities Corporation ("Chesapeake") and its subsidiary, Florida Public Utilities Company ("FPU"), requesting the recovery of the acquisition adjustment and certain regulatory assets in connection with Chesapeake’s acquisition of FPU.

The FPSC’s Order approved the following:
• Amortization of the positive acquisition adjustment of $34,192,493 over a 30-year period beginning November 2009
• Amortization of the regulatory assets established for transaction and transition costs of $2,207,158 over a five-year period beginning November 2009

In approving the request, the FPSC noted that the cost savings supporting Chesapeake’s request would remain subject to review in the next rate case.

In addition, the FPSC determined that neither the Florida Division of the Company nor FPU (after inclusions of the acquisition adjustment and the transaction and transition costs) had any excess earnings for 2010 and therefore also concluded that no refunds would be required.

The FPSC further concluded that consolidation of the filings and records for FPU and Chesapeake’s Florida Division should be delayed until such time as the rates and the tariffs of the two operations are combined. The application of a combined benchmark for the Florida Division and FPU was also delayed, because the two utilities are not currently functioning as a single utility for regulatory purposes.

Pursuant to the Order, any protests to the FPSC’s decision were required to be filed with the FPSC by close of business on January 24, 2012. No protests were filed within the prescribed time frame. Therefore, the Order will be deemed final and effective upon issuance of a Consummating Order.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chesapeake Utilities Corporation

January 27, 2012	By:	Beth W. Cooper

Name: Beth W. Cooper
Title: Senior Vice President and Chief Financial Officer